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                     January 2, 2024

       Chung-Yi Sun
       Chairman and Chief Executive Officer
       Cetus Capital Acquisition Corp.
       Floor 3, No. 6, Lane 99
       Zhengda Second Street, Wenshan District
       Taipei, Taiwan, R.O.C. 11602

                                                        Re: Cetus Capital
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 21,
2023
                                                            File No. 001-41609

       Dear Chung-Yi Sun:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Michael T. Campoli